SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 21, 2005

Date of Report (Date of earliest event reported)

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625

(State of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive
Sunnyvale, CA 94089

(Address of principal executive offices, including zip code)

(408) 541-4191

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01: Financial Statements and Exhibits
SIGNATURES
Exhibit List
EXHIBIT 99.01
EXHIBIT 99.02

Item 1.01 Entry into a Material Definitive Agreement.

     On July 21, 2005, Cepheid entered into an employment offer letter with David H. Persing, M.D., Ph.D. for the position of Cepheid’s Executive Vice President, Chief Medical and Technical Officer. Dr. Persing has served as a director of Cepheid since April 2004. The offer letter sets forth the terms of Dr. Persing’s employment with Cepheid, including an annual base salary of $350,000, a $50,000 sign-on bonus and a housing allowance of $3,000 per month. Pursuant to the offer letter, Dr. Persing will receive a guaranteed bonus of $122,500 in calendar year 2006 and is eligible to receive a cash bonus of up to 35% of his base salary on an annual basis thereafter. In addition, Dr. Persing is to receive option grants to purchase 300,000 shares (“Initial Option”) and 50,000 shares (“Incentive Option”) of Cepheid’s common stock, respectively, pursuant to the offer letter. The Initial Option and Incentive Option will each have an exercise price equal to the closing price of Cepheid’s common stock at the end of business on Dr. Persing’s first day of employment. The Initial Option will vest with respect to one fourth (1/4) of the total number of shares on the one year anniversary date of Dr. Persing’s commencement of employment with Cepheid, and thereafter, at the end of each full succeeding month, the option shall become vested and exercisable with respect to an additional one forty-eighth (1/48) of the total number of shares subject to the Initial Option on each such date so long as Dr. Persing remains employed by Cepheid. The Incentive Option will vest in equal monthly installments over the 48-month period commencing on January 1, 2007, provided that the vesting of the options will accelerate in full if Cepheid achieves certain milestones relating to corporate profitability in 2006. A copy of the employment offer letter is filed herewith as Exhibit 99.01.

     Cepheid also entered into a change of control and severance agreement with Dr. Persing. Under this agreement, if Dr. Persing is terminated other than for cause, or is constructively terminated, within one year after a change of control event, Dr. Persing will receive a lump sum payment equal to eighteen months base salary and all outstanding shares and stock options held by Dr. Persing will become fully vested. A copy of the change of control retention and severance agreement is filed herewith as Exhibit 99.02.

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On July 20, 2005, Cepheid entered into an employment offer letter with David H. Persing as Executive Vice President, Chief Medical and Technical Officer. The terms of such offer letter are described in Item 1.01 of this report. Dr. Persing is 50 years old. From August 1999 to July 2005, Dr. Persing was employed at Corixa Corporation, a company that develops immunotherapeutic products, where he most recently served as Senior Vice President and Chief Scientific Officer. In 1992, Dr. Persing established the Molecular Microbiology Laboratory at Mayo Clinic Rochester, which under his directorship became one of the preeminent molecular diagnostic laboratories of its type in the country. Dr. Persing holds a B.A. degree in Biochemistry from San Jose State University and an M.D. and a Ph.D. from the University of California, San Francisco.

     On April 29, 2004, Dr. Persing, pursuant to his appointment to the Board of Directors of Cepheid (the “Board”), was granted an initial director stock option to purchase 15,000 shares of common stock with an exercise price of $7.35 per share, of which 5,000 shares vested on the one year anniversary of the date of the grant and all remaining shares are currently unvested. On April 28, 2005, Dr. Persing was granted a recurring director option to purchase 7,500 shares of Common Stock with an exercise price of $8.65 per share, of which no shares are currently vested. Dr. Persing has also received an aggregate of $22,750 as compensation for his service as a director and his attendance of Board and Nominating and Governance Committee Meetings. Upon commencement of his employment, Dr. Persing will remain on the Board but will no longer be eligible for any of the cash or equity compensation paid to non-employee Board members in connection with Board service and meeting attendance and all unvested director options will terminate at such time.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Exhibit Title
99.01	Employment offer letter between Cepheid and David H. Persing dated July 21, 2005.

99.02	Change of Control Retention and Severance Agreement dated July 21, 2005, by and between Cepheid and David H. Persing.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cepheid
Date: July 25, 2005	By:	/s/ JOHN L. BISHOP
		Name:	John L. Bishop
		Title:	Chief Executive Officer

Exhibit List

Exhibit No.	Exhibit Title
99.01	Employment offer letter between Cepheid and David H. Persing dated July 21, 2005.

99.02	Change of Control Retention and Severance Agreement dated July 21, 2005, by and between Cepheid and David H. Persing.